Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:
Anthony Griffo
Investor Relations
Bradley Pharmaceuticals, Inc.
973-882-1505, EXT. 313

                        BRADLEY PHARMACEUTICALS ANNOUNCES
                    DEFINITIVE MERGER AGREEMENT WITH NYCOMED
                            FOR $20 PER SHARE IN CASH

Fairfield, NJ. - October 30, 2007 - Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that it has entered into a definitive merger agreement with Nycomed US Inc., a subsidiary of Nycomed S.C.A., SICAR, pursuant to which all outstanding shares of the Company will be converted into $20.00 per share in cash, which represents a premium of 25% over the closing price of $16.00 on October 29, 2007. The transaction implies a fully diluted equity value for Bradley of approximately $346 million.

On May 29, 2007, Bradley's Board of Directors announced that it had formed a special committee of independent directors to consider the Company's strategic alternatives, including responding to a proposal from Daniel Glassman, founder, director, President and CEO of the Company and the holder of nearly all of the Company's Class B common stock, to acquire all of the outstanding shares of Bradley.

Since May 29th, the Special Committee, advised by independent financial and legal advisors, engaged in an extensive auction process. Based on the recommendation of the Special Committee, the Board of Directors of Bradley approved the merger agreement and recommended that Bradley's stockholders vote in favor of the merger agreement. Mr. Glassman, also a director, did not participate in the Board's consideration and approval of the merger agreement.

The transaction is conditioned on receipt of approval by holders of a majority of the outstanding shares of Bradley's common stock and Class B common stock, voting together as one class. The transaction is also subject to certain regulatory approvals and other customary closing conditions. There is no financing condition, and the obligations of Nycomed US are guaranteed by Nycomed S.C.A., SICAR. The transaction is expected to be completed in the first quarter of 2008.

Deutsche Bank Securities Inc. acted as financial advisor to the Special Committee. Morgan Stanley acted as financial advisor to Nycomed.

Seth W. Hamot, non-Executive Chairman of the Board of Bradley, said: "We are pleased that Nycomed will acquire Bradley. The auction process was thorough and our board believes that this transaction is in the best interests of our stockholders."

Hakan Bjorklund, Chief Executive Officer of Nycomed, said: "The acquisition of Bradley provides us with a unique opportunity to strengthen our dermatology expertise in the US with successful products and capabilities that match ours perfectly. The acquisition enables us to gain critical mass in the dermatology market and provides significant momentum for further add-on investments."

Paul McGarty, Chief Executive Officer of Nycomed US, added: "This brings together the strengths of both companies with the objective of creating a leading specialty pharmaceutical player in dermatology."

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Bradley Pharmaceuticals, Inc., and it is not a substitute for any proxy statement or other filings that


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may be made with the Securities and Exchange Commission (the "SEC") with respect to the transaction. When such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information. Any such documents, once filed, will be available free of charge at the SEC's website (www.sec.gov) and from the Company and its website (www.bradpharm.com).

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company's stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company's stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company's directors and executive officers may be found in the Company's definitive proxy statement filed with the SEC on May 17, 2007. These documents will be available free of charge once available at the SEC's web site at www.sec.gov or by directing a request to the Company.

About Bradley Pharmaceuticals, Inc.

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and international markets. Bradley's success is based upon its core strengths in marketing and sales, which enable the company to Commercialize brands that fill unmet patient and physician needs; Develop new products through life cycle management; and In-License phase II and phase III drugs with long-term intellectual property protection that upon approval leverage Bradley's marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OBGYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

About Nycomed

Nycomed is a pharmaceutical company that provides medicines for hospitals, specialists and general practitioners, as well as over-the-counter medicines in selected markets. The company is active within a range of therapeutic areas, including cardiology, gastroenterology, osteoporosis, respiratory, pain and tissue management. New products are sourced both from own research and from external partners. Operating throughout Europe and in fast-growing markets such as Latin America, Russia/CIS and the Asia-Pacific region Nycomed has a presence in about 50 markets worldwide. Privately owned, the combined group had annual sales of approximately (euro)3.4 billion and an EBITDA of (euro)933.4 million (2006 results).

For more information on Nycomed, visit www.nycomed.com

About Nycomed US

Nycomed US Inc. (formerly Altana Inc) is a subsidiary of Nycomed, which operates three divisions in the US focused on specialty pharmaceuticals in dermatology. Founded in 1849, Fougera is the largest of the three divisions and is a leading manufacturer and distributor of a wide range of multi-source topical steroids, antibiotics and antifungal products. The PharmaDerm division of Nycomed is dedicated to bringing innovative products to the dermatologists so they can best care for their patients. Nycomed US also markets and sells Savage Laboratories products, which focus on emergency care.

For more information on Nycomed US, visit www.fougera.com www.pharmaderm.com www.savagelabs.com


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Safe Harbor for Forward-Looking Statements -

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future. Forward-looking statements are subject to numerous risks and uncertainties, including the inability to satisfy the conditions to the merger transaction, many of which are beyond Bradley's control. Actual results may differ materially from those projected. These risks and uncertainties include those described from time to time in Bradley's SEC filings, including its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Except as required by law, Bradley undertakes no obligation to publicly update any forward-looking statement in this press release, including any information related to the special committee and its work, whether as a result of new information, future events or otherwise.